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Pro-Fac
Cooperative, Inc.                                                  EXHIBIT 99.1
[LOGO]

                                                         Contacts:
                                                         Bea Slizewski
                                                         585-264-3189


                    PRO-FAC REPORTS THIRD QUARTER FISCAL 2004

Rochester, N.Y., May 17, 2004...Pro-Fac Cooperative, Inc. ("Pro-Fac" or the "Cooperative") (Nasdaq: PFACP), an agricultural cooperative, today reported its third quarter results for fiscal 2004.

For the quarter ended March 27, 2004, Pro-Fac had net income of $1.7 million and for the nine months ended March 27, 2004, Pro-Fac reported net income of $7.0 million, as compared to $1.3 million for the quarter ended March 29, 2003 and $9.1 million for the nine months ended March 29, 2003. Pro-Fac's net income for the quarter ended March 27, 2004, consisted primarily of income recognized from Pro-Fac's investment in Birds Eye Holdings LLC (formerly Agrilink Holdings LLC) and from the proceeds of termination payments received as part of the terms of a termination agreement between Pro-Fac and Birds Eye Foods, Inc.


This press release may contain predictions, estimates, and other "forward-looking statements" within the meaning of section 21E of the Exchange Act and section 27A of the Securities Act. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements as of the date of this press release. These risks include, but are not limited to, the impact of weather on the volume and quality of raw products, the impact of strong competition in the food industry, including competitive pricing, the impact of changes in consumer demand and Pro-Fac's ability to service debt. Please refer to Pro-Fac's Annual Report on Form 10-K/A for the fiscal year ended June 28, 2003, and the risk factors section of Pro-Fac Cooperative's prospectus dated October 26, 2001, as well as other reports and information filed by Pro-Fac with the Securities and Exchange Commission, for more information on factors that could cause actual results to differ.


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